Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between OLD NATIONAL BANCORP, an Indiana corporation, OLD NATIONAL BANK, a wholly-owned subsidiary of Old National Bancorp (Old National Bancorp and Old National Bank are referred to collectively in this Agreement as the “Company”), and XXXXX (the “Executive”), effective as of June 28, 2023 (the “Effective Date”). This Agreement governs the terms and conditions of the Executive’s employment with the Company. In consideration of the mutual promises contained in this Agreement, the Company and Executive agree to the following:

1.DEFINITIONS. For the purposes of this Agreement, capitalized terms shall have the definitions set forth in Appendix A or as defined within the particular Section of this Agreement.

2.TERM. The term of this Agreement shall begin on the Effective Date and shall continue through December 31, 2023; provided, however, that beginning on January 1, 2024, and on the first day of each calendar year thereafter, the term of this Agreement shall automatically be renewed for an additional term of one year, unless either the Company or the Executive shall have provided written notice to the other at least sixty (60) days before the end of any calendar year that the Agreement shall not be renewed (the initial one year term and each subsequent one year term is collectively, the “Term”). Notwithstanding the preceding provisions of this Section, if a Change in Control occurs during the Term, such Term shall not end before the second anniversary of the Change in Control; provided, however, this sentence shall apply only to the first Change in Control while this Agreement is in effect. Upon any non-renewal of this Agreement by the Company, the Company shall include the Executive in a comparable severance pay plan that is available to similarly situated executives and the failure to do so shall be a material breach of this Agreement. Sections 4.8, 5.7 and 6 through 9 shall survive the non-renewal, expiration or earlier termination of this Agreement.

3.POSITION AND DUTIES.

3.1Position. During the Term, the Executive shall serve as XXXXX of the Company.

3.2Duties and Responsibilities. During the Term, Executive shall perform such duties and have such responsibilities with respect to the Company and its subsidiaries (“Affiliated Companies”) as is typical for such positions at comparable financial institutions, as well as any other reasonable duties and responsibilities of a nature consistent with the foregoing as the Board of Directors[, the Chief Executive Officer or the President]1 may assign to the Executive from time to time. During the Term, the Executive shall (i) devote the Executive’s full and exclusive business time, energy and ability to the Executive’s duties and responsibilities hereunder and the business of the Company and the Affiliated Companies, [(ii) serve with no additional compensation as a member of the Board (if elected by shareholders),]2 [(ii)/(iii)] serve with no additional compensation as a member of one or more of the boards of directors of any of the Affiliated Companies, and [(iii)/(iv)] comply with all reasonable directions by the Board[, the Chief Executive Officer or the President of the Company]3 (other than directions that would require an illegal or unethical act or omission), all applicable policies of the Company and the Affiliated Companies and all applicable laws, rules and regulations applicable to the Company or any Affiliated Companies. Notwithstanding the preceding provisions of this subsection, the Executive may serve as a non-employee director, a volunteer, or in other such capacities for nonprofit organizations or other entities (i) not in competition with the business of the Company or any Affiliated Companies, (ii) so long as such positions with nonprofit organizations or other entities do not interfere with the Executiv
1 Language only included in non-CEO employment agreements.
2 Language only included in Mr. Ryan’s employment agreement.
3 Language only included in non-CEO employment agreements.

e’s execution of the Executive’s duties and responsibilities under this Agreement, and (iii) so long as the Executive complies with the Company’s Conflict of Interest Policy; Code of Code of Business Conduct and Ethics; and Corporate Governance Guidelines, as in effect from time to time.

3.3Employment Status. The terms of the Executive’s employment with the Company shall be governed by this Agreement. Notwithstanding anything herein to the contrary, the Company makes no express or implied commitment that the Executive’s employment will have a minimum or fixed term. Either the Executive or the Company may terminate the employment relationship between the Company and the Executive at any time for any reason or no reason, and employment shall terminate automatically upon Executive’s death. In the event of the Executive’s voluntary termination, the Executive agrees to give the Company not less than sixty (60) days prior written notice.

4.COMPENSATION.

4.1Base Salary. During the Term, the Executive shall receive an annual base salary of $XXXXX, made in substantially equal installments pursuant to the Company’s established payroll procedures and practices and subject to such increases as [the Compensation Committee and/or]4 the Board [or the Chief Executive Officer]5 may approve from time to time. The Executive's base salary may not be decreased other than as part of an across-the-board salary reduction that applies to similarly situated executives. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2Annual Bonus. For each calendar year during the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with the 2023 Annual Incentive Compensation Plan, as amended or any successor or replacement plan (“AICP”) and subject to the terms and conditions of the AICP. The Executive's target Annual Bonus opportunity shall be at least XXX% of Base Salary. The Executive’s target bonus opportunity may not be decreased other than (A) through a shift in the mix of Annual Bonus vs. Equity Award opportunities such that the total award opportunity remains the same, or (B) as part of an across-the-board pay reduction that applies to similarly situated executives.

4.3Equity Compensation. For each calendar year during the Term, the Executive shall be eligible to receive equity awards (“Equity Awards”) in accordance with the Amended and Restated 2008 Incentive Compensation Plan, as may be further amended, or any successor or replacement plan (the “Equity Compensation Plan”). The Executive’s target Equity Award opportunity shall be at least XXX% of Base Salary and will be comprised of equity incentive award types determined by the Company’s [Chief Executive Officer,]6 Compensation Committee, and/or Board of Directors. The Executive’s target Equity Award opportunity may not be decreased other than (A) through a shift in the mix of Annual Bonus vs. Equity Award opportunities such that the total award opportunity remains the same, or (B) as part of an across-the-board pay reduction that applies to similarly situated executives.

Equity Awards are, and in the case of future Equity Awards will be, subject to award agreements between the Company and the Executive. All outstanding Equity Awards granted to the Executive that are unvested or unearned shall be deemed earned or vested, whether upon a Change in Control or a termination of employment, in accordance with the applicable award agreement between the Company and the Executive. The obligations and other provisions contained in each such award agreement shall survive the Term and the Executive’s Employment Term.

4 Language only included in Mr. Ryan’s employment agreement.
5 Language only included in non-CEO employment agreements.
6 Language only included in non-CEO employment agreements.

4.4Executive Benefits. During the Term, the Executive shall be entitled to participate in executive benefit programs consistent with the practices of the Company, and to the extent the Company provides similar benefits to similarly situated executives of the Company. The Company reserves the right to amend or terminate any executive benefit programs at any time in its sole discretion, subject to any applicable law.

4.5Employee Benefits. During the Term, the Executive shall be eligible to participate in such employee retirement and welfare benefit plans as are made available to, and on such terms, conditions and costs as applicable to other similarly situated executives. The Company reserves the right to amend or terminate any such benefit plans at any time in its sole discretion, subject to the terms of such benefit plan and applicable law.

4.6Paid Time Off. During the Term, the Executive shall be entitled to paid time off in accordance with the Company’s policies as in effect from time to time for similarly situated executives.

4.7    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of his or her duties and responsibilities under this Agreement. Such reimbursements shall be made in accordance with the Company’s reimbursement policies as in effect from time to time; provided, however, reimbursements for expenses incurred during a calendar year shall be made not later than March 15 of the following year.

4.8 Clawback. Any amounts payable under this Agreement are subject to any policy of the Company as in effect from time to time providing for clawback, recoupment or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback, recoupment or recovery in its sole discretion and in accordance with any applicable law, rule, regulation or other applicable requirement, including rules or listing standards of any securities exchange on which the Company’s securities are traded from time to time.

5.TERMINATION OF EMPLOYMENT. The Executive’s employment under this Agreement may be terminated by either the Company or the Executive at any time and for any reason or no reason. Upon termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its Affiliated Companies.

5.1Termination of Employment For Cause or Without Good Reason. If the Executive’s employment under this Agreement is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive all Accrued Obligations paid in a lump sum in cash in accordance with the Company's customary payroll practices no later than 60 days following the Termination Date; provided, however, that any portion of the Accrued Obligations which consists of Annual Bonus, Equity Awards, deferred compensation, insurance benefits or other employee benefits shall be determined and paid or provided in accordance with the terms of the AICP, Equity Incentive Plan, award agreement and other relevant plan or policy as applicable to the Executive.

5.2Termination of Employment Without Cause or for Good Reason. If the Executive’s employment under this Agreement is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), the Executive shall be entitled to receive the following:

(1)Accrued Obligations paid in a lump sum in cash in accordance with the Company's customary payroll practices no later than 60 days following the Termination Date; provided, however, that any portion of the Accrued Obligations which consists of Annual Bonus, Equity Awards, deferred compensation, insurance benefits or other employee benefits shall be determined and paid or provided in accordance with the terms of the AICP, Equity Incentive Plan, award agreement and other relevant plan or policy as applicable to the Executive;

(2)Pro-rated Annual Bonus for the calendar year during which the Executive’s employment terminated (the “Termination Year”) based on the number of days elapsed during the Termination Year through the Termination Date (“Service Days”). The amount of the Pro-rated Annual Bonus shall be calculated by multiplying the Executive’s Target Bonus for the Termination Year by a fraction, the numerator of which is the Service Days and the denominator of which is 365 (the “Pro-Rated Annual Bonus”). The Pro-Rated Annual Bonus shall be payable in accordance with Section 5.5 of this Agreement;
(3)A lump sum payment of equal to [one/two] times [(1x)/(2x)] the sum of Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs, payable in accordance with Section 5.5 of this Agreement;

(4)If COBRA continuation coverage is properly elected under the Company’s group medical plan(s) by the Executive (and the Executive’s spouse and dependents, if any, covered by the Company’s group medical plans on the Executive’s Termination Date), the Company shall pay the cost of such coverage for the Executive (and such spouse and dependents, if applicable), payable in accordance with Section 5.5 of this Agreement. The Executive shall be eligible to receive COBRA continuation coverage through the Company until the earlier of (A) twenty-four (24) months following the Termination Date; (B) the date Executive is no longer eligible for COBRA continuation coverage through the Company; or (C) the date on which the Executive receives substantially similar coverage from another employer or other source (the “Continuation Eligibility Period”). If applicable, such payments or provision of benefits shall be in compliance with Section 6 herein. The Executive acknowledges and agrees that the value of this coverage may be includible in the Executive’s gross income for federal and state income tax purposes;

(5)If allowed under the current insurance plan, a lump sum payment equal to eighteen (18) months of premiums of term life insurance at the coverage levels and terms as provided for the Executive immediately before the Termination Date, payable directly to the then current insurance carrier and in accordance with Section 5.5 of this Agreement; and

(6)Outplacement counseling, the scope and provider of which shall be selected by the Company, continuing until the earlier to occur of the following: (A) the Executive finds comparable employment or (B) two years from the Termination Date, payable directly to the provider and in accordance with Section 5.5 of this Agreement. The use of any other provider or outplacement-related services by the Executive would require the approval of the [Compensation Committee/Chief Executive Officer or the Chief People Officer of the Company].7

5.3Death or Disability. The Executive’s employment hereunder shall terminate automatically on the Executive’s death, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. If the Executive’s employment is terminated hereunder on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following: all Accrued Obligations in a lump sum in cash in accordance with the Company's customary payroll practices no later than 60 days following the Termination Date; provided, that any Accrued Obligations which consists of Annual Bonus, Equity Awards, deferred compensation, insurance benefits or other employee benefits shall be determined and paid or provided in accordance with the terms of the AICP, Equity Incentive Plan, award agreement and other relevant plan or policy as applicable to the Executive.

5.4Change in Control Termination. If the Executive’s employment under this Agreement is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twenty-four (24) months following a Change in Control, the Executive shall be entitled to receive the following (in lieu of any payment under Section 5.2):

(1)Accrued Obligations paid in a lump sum in cash in accordance with the Company's customary payroll practices no later than 60 days following the Termination Date; provided, however, that any portion of the Accrued Obligations which consists of Annual Bonus, Equity Awards, deferred compensation, insurance benefits or other employee benefits shall be determined and paid in accordance with the terms of the AICP, Equity Incentive Plan, award agreement and other relevant plan or policy as applicable to the Executive;

(2)Pro-Rated Annual Bonus, payable in accordance with Section 5.5;

(3)A lump sum payment equal to [two/three] times [(2x)/(3x)] the sum of the following, payable in accordance with Section 5.5:

(a) Executive’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs); plus

(b) The greater of (i) the Executive’s Target Bonus, or (ii) the average of the sum of the amounts earned by the Executive under the AICP or, if applicable, the Company’s
7 Approval required by Compensation Committee for Mr. Ryan. Approval required by CEO or CPO for other NEOs.

Short Term Incentive Plan, with respect to the three (3) calendar years immediately preceding the calendar year during which the Change in Control occurs (if the Executive has not been employed by the Company for three (3) years, the current year’s Target Bonus shall be used to complete any missing years for the three (3) year average); plus

(c) Annual value of retirement benefits and executive benefit programs referenced in Sections 4.4 and 4.5, which for purposes of this Section 5.4 shall be 7.5% of Executive’s Base Salary on the Termination Date.

(4)If COBRA continuation coverage is properly elected under the Company’s group medical plan(s) by the Executive (and the Executive’s spouse and dependents, if any, covered by the Company’s group medical plans on the Executive’s Termination Date), the Company shall pay the cost of such coverage for the Executive (and such spouse and dependents, if applicable), payable in accordance with Section 5.5 of this Agreement. The Executive shall be eligible to receive COBRA continuation coverage through the Company until the earlier of (A) twenty-four (24) months following the Termination Date; (B) the date Executive is no longer eligible for COBRA continuation coverage through the Company; or (C) the date on which the Executive receives substantially similar coverage from another employer or other source. If applicable, such payments or provision of benefits shall be in compliance with Section 6 herein. The Executive acknowledges and agrees that the value of this coverage may be includible in the Executive’s gross income for federal and state income tax purposes;

(5)If allowed under the current insurance plan, a lump sum payment equal to eighteen (18) months of premiums of term life insurance coverage at the coverage levels and terms as provided for the Executive immediately before the Termination Date, payable directly to the then current insurance carrier in accordance with Section 5.5; and

(6)Outplacement counseling, the scope and provider of which shall be selected by the Company, continuing until the earlier to occur of the following: (A) the Executive finds comparable employment or (B) two years from the Termination Date, payable directly to the provider and in accordance with Section 5.5 of this Agreement. The use of any other provider or outplacement-related services by the Executive would require the approval of the [Compensation Committee/Chief Executive Officer or the Chief People Officer].8

5.5Timing of Payments; Conditions. Notwithstanding any provision herein to the contrary, other than the Accrued Obligations as set forth in Section 5.2(1) and 5.4(1), any payments or benefits made or provided pursuant to Section 5.2 or Section 5.4 (“Severance”) are subject to (and conditioned on) the Executive’s delivery of an executed Release of All Claims, which shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as reasonably required by the Company (including under then applicable law) to give effect to its intents and purpose (the “Release”) and the expiration of any revocation period contained in such Release, all within sixty (60) days following the Termination Date. If Executive fails to execute the Release in a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such Release following its execution, Executive shall not be entitled to any Severance. Further, to the extent that any Severance constitutes
8 Approval required by Compensation Committee for Mr. Ryan. Approval required by CEO or CPO for other NEOs.

“nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Termination Date, but for the condition of executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance shall thereafter be provided to Executive according to the applicable schedule set forth herein.

5.6Resignation of All Other Positions. Effective as of the Termination Date, Executive shall be deemed to have automatically resigned from all positions that the Executive holds as an employee, officer or member of the Board (or a committee thereof) of the Company as well as any positions that Executive holds as an employee, officer or member of the board for any of the Affiliated Companies.

5.7Section 280G; No Excise Tax Gross-up. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement or otherwise (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 5.7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) until no amount payable to the Executive will be subject to the Excise Tax. Any reduction shall be consistent with the requirements of Section 409A of the Internal Revenue Code including that the Company shall reduce or eliminate the 280G Payments by first reducing or eliminating any cash severance benefits (with the 280G Payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock, performance shares or similar awards, then by reducing or eliminating any other remaining 280G Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A of the Code.

6.Section 409A.

6.1General Compliance. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, any payment provided under this Agreement shall be treated as a separate payment. Any payments of nonqualified deferred compensation under Section 409A of the Code and that are to be made under this Agreement upon a termination of Executive’s employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations or warranties that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company or any Affiliated Company be liable for all or any portion of any taxes, penalties, interest or expenses that may be incurred by or imposed on the Executive on account of non-compliance with Section 409A of the Code. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax or legal consequences to the Executive (or the Executive’s beneficiary) resulting from the terms or operation of this Agreement. In addition, in accordance with Section 409A of the Code, if the Executive is entitled to a distribution within a period following an event as permitted by Section 409A of the Code, the Executive will have no right to designate the taxable year of payment.

6.2Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the termination of Executive’s employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall be not be paid until after the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death and thereafter shall be paid as soon as administratively possible (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

6.3Reimbursements. Any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in compliance with Treasury Regulation Section 1.409A-3(i)(1)(iv) of the Code and any reimbursements shall be made no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred. In addition, the amounts eligible for reimbursement, or in-kind benefits to be provided, during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year under this Agreement and any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6.4FDIC Limitations. The obligations of the Company to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled "Golden Parachute And Indemnification Payments") of Title 12 of the Code of Federal Regulations (or any successor provisions).

7.Tax Withholding. The Company may withhold from any payment made hereunder (A) any taxes that the Company reasonably determines are required to be withheld under federal, state, local and other tax laws, rules or regulations, and (B) any other amounts that the Company is authorized to withhold. Except for employment taxes that are the obligation of the Company, the Executive shall pay all federal, state, local and other taxes (including, without limitation, interest, fines and penalties) imposed on the Executive under applicable laws, rules and regulations by virtue of or relating to the payments and/or benefits contemplated by this Agreement.

8.Restrictive Covenants. Contemporaneous with the execution of this Agreement, Executive shall enter into a Confidentiality and Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”), which includes, among others, covenants concerning non-disclosure of confidential information, non-solicitation, non-competition, non-interference and non-disparagement. The obligations and other provisions contained in the Restrictive Covenants Agreement shall survive the Term of this Agreement and the Executive’s Employment Term.

9.Miscellaneous Provisions.

9.1 Further Assurances. Each of the parties hereto shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered at any time and from time to time upon the request of either party hereto, all such further acts, documents and agreements as may be reasonably required to effect any of the transactions or obligations contemplated by this Agreement.

9.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement (including the Restrictive Covenants Agreement) shall be automatically assigned upon a Change in Control without the prior consent of the Executive to a successor of the Company (and the Executive hereby consents to such assignment) and, upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive's executors, administrators, representatives, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

9.3 Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and executed by the Company (by the Chief Executive Officer, the Chief Financial Officer, or the Chief Legal Officer of the Company, provided that the Executive is not serving in any of such capacities) and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. This Agreement may be amended or supplemented only by a written agreement executed by the Company (by the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer of the Company, provided that the Executive is not serving in any of such capacities) and the Executive.

9.4 Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision hereof shall not affect the validity or enforceability of the remaining provisions.

9.5 Notice. Any notice, request, instruction or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail or e-mail (only if there is clear evidence of receipt), as follows:

If to the Executive:	If to the Company:
At the current address on file with the Company	Old National Bancorp One Main Street Evansville, Indiana 47708 ATTENTION: Chief Legal Officer
Email:	Email:

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

9.6 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original agreement, but all of which shall constitute only one agreement. The exchange of copies of this Agreement or signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and shall be binding and with the same force and effect as the original Agreement for all purposes.

9.7 Governing Law and Venue; Waiver of Jury Trial. Executive agrees that all of Executive’s obligations hereunder shall be binding upon Executive’s heirs, beneficiaries and legal representatives and that the laws of the State of Indiana shall govern as to the interpretation and enforceability of this Agreement without regard to any conflicts or choice of law principles or rules. Executive and the Company agree that any claim or dispute between them shall be adjudicated exclusively in the State of Indiana, Vanderburgh County, or the United States District Court for the Southern District of Indiana. Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is inconvenient or improper. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL THAT IT MAY OTHERWISE HAVE IN ANY COURT WITH RESPECT TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

9.8Entire Agreement. This Agreement constitutes the entire and sole agreement between the Company and the Executive with respect to the Executive's employment or the termination thereof, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior employment, severance, change in control, confidentiality and/or restrictive covenant agreements between the Executive, on one hand, and the Company and any Affiliated Company, on the other hand, are hereby terminated and are of no further force or effect. Notwithstanding the foregoing, the restrictive covenants and other provisions set forth in the AICP, Equity Compensation Plan, Restrictive Covenant Agreement and the provisions of any award agreement between the Company and the Executive relating to Equity Awards are in addition to, and not in substitution or in lieu of, any similar covenants or provisions that may be applicable to the Executive and entered into by the Executive prior to, contemporaneously with or after the entry into this Agreement, each of which shall remain in full force and effect, run parallel with this Agreement and continue in addition to the provisions contained in this Agreement. [In addition, the Letter Agreement dated May 30, 2021 by and between the Executive and Old National Bancorp shall remain in full force and effect with respect to the treatment of outstanding equity awards and the waiver of good reason and change in control as described therein.]9 [In addition, the Letter Agreement dated May 30, 2021, by and between the Executive and Old National Bancorp (as the successor to First Midwest Bancorp, Inc.) shall remain in full force and effect with respect to the retention bonus, treatment of outstanding equity awards and the waiver of good reason as described therein.]10

9.9Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and shall not be considered in the interpretation or enforcement of this Agreement.

9.10Rules of Interpretation. In interpreting this Agreement, the following rules shall apply:

(i)The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(ii)Words used in the singular shall be construed to include the plural, where appropriate, and vice versa, and words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

9 Language only included in Mr. Ryan and Mr. Sandgren’s employment agreements.
10 Language only included in Mr. Sander’s employment agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OLD NATIONAL BANCORP

By: ______________________
Name:
Title:

OLD NATIONAL BANK

By: ______________________
Name:
Title:

EXECUTIVE

____________________
Name: XXXXX

APPENDIX
CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms shall have the meanings specified below:

“Accrued Obligations” means as of the Termination Date, the sum of (1) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid following the Termination Date in accordance with the Company’s customary payroll procedures and applicable state law; (2) any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement; provided that, if the Executive’s employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited; (3) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (4) such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein. All Equity Awards, deferred compensation, insurance benefits and other employee benefits for the Executive shall be determined and paid in accordance with the terms of the Equity Incentive Plan, award agreement and other relevant plan or policy as applicable to the Executive,

“Base Salary” means the Executive’s annual base salary, as in effect from time to time.
“Board” means the Company’s Board of Directors.

“Cause” means any of the following:

(1)the Executive’s act or failure to act constituting willful misconduct or gross negligence that is materially injurious to the Company or any Affiliated Company or its or their business or reputation;

(2)the Executive’s material failure to perform Executive’s duties and responsibilities hereunder (except in the case of a termination of Executive’s employment for Good Reason or on account of the Executive's death or Disability) and the Executive does not correct such material failure within ninety (90) days after receiving written notice from the Company describing such failure in detail;

(3)the Executive’s material failure to comply with the Company’s and each Affiliated Company’s rules, procedures, policies, Code of Business Conduct and Ethics, Code of Ethics for CEO and Senior Financial Officers or the Company’s Employee Handbook, as may be amended from time-to-time and the Executive does not correct such material failure within ninety (90) days after receiving written notice from the Company describing such failure in detail;

(4)the requirement or direction of a federal or state regulatory agency or government authority having jurisdiction over the Company or any Affiliated Company that the Executive be removed from the Executive’s position at the Company or any Affiliated Company or an order by such government agency or authority seeking civil money penalties as a result of the Executive’s past acts (or omissions);

(5)the Executive’s indictment, plea of guilty or conviction of (a) a felony or (b) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(6)the Executive’s breach of a material term, condition, or covenant of this Agreement and the failure to correct such failure within ninety (90) days after receiving written notice from the Company describing such breach in detail.

“Change in Control” means the first occurrence of any of the following events:

(1)any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any employee benefit plan of the Company or any affiliate, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of Company’s outstanding securities; or

(2)individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose nomination for election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose election was approved by the Nominating and Corporate Governance Committee of the Board, shall be, for purposes of this subsection (2), considered as though such person were a member of the Incumbent Board; or

(3)the Company consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Company (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power immediately after such Fundamental Transaction of (a) the Company’s outstanding voting securities, (b) the surviving entity’s outstanding voting securities, or (c) in the case of a division, the outstanding voting securities of each entity resulting from the division; or

(4)the shareholders of the Company approve a plan of complete liquidation, dissolution or winding up of the Company; or

(5)the consummation of an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

“COBRA” means the group health plan continuation requirements in Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” means Old National Bancorp, its affiliated companies, and any successor to all or substantially all of its business.

“Compensation Committee” means the Talent Development and Compensation Committee of the Company’s Board of Directors.

“Disability” means that the Executive is disabled within the meaning of the long-term disability policy of the Company, as in effect from time to time. Termination of the Executive's employment hereunder on account of a Disability shall not affect the Executive’s eligibility for benefits under any disability policy or program of the Company.

“Employment Term” means the period of time during which the Executive is employed by the Company.

“Good Reason” means the occurrence of any of the following:

(1)a reduction in the Executive’s Base Salary, other than a reduction in Base Salary that affects similarly situated executives in substantially the same proportions; or
(2)a reduction in the Executive’s total compensation opportunity, other than a reduction in the total compensation opportunities of similarly situated executives in substantially the same proportion; or
(3)a change in the geographic location at which the Executive is required to perform Executive’s duties and responsibilities; however, it shall not be Good Reason if the change in the geographic location is less than fifty (50) miles from the Company’s office at which the Executive performs his or her duties and responsibilities on the date of the Agreement; or

[(4)the Executive’s organizational reporting relationship is changed such that the Executive reports to someone other than the Board; or]11

(4)a material diminution in the Executive’s authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated, as required by applicable law); or

(5)a material adverse change to the Executive’s title, other than a change to the Executive’s title that is done in conjunction with broad organizational changes, restructuring or realignment that affects similarly situated executives in substantially the same manner; [provided, however, that commencing as of February 16, 2024, if the Board determines not to elect or appoint the Executive to the position of Chairperson of the Board due to a requirement of a governmental authority having jurisdiction over the Company or a requirement of the principal securities exchange on which the Company’s securities are then traded to the effect that the positions of Chairperson of the Board and Chief Executive Officer should not be held by the same person, then the Executive holding the title of solely Chief Executive Officer shall not constitute Good Reason so long as an independent director of the Company holds the position of Chairperson of the Board;]12 or

11 Language only included in Mr. Ryan’s employment agreement.
12 Language only included in Mr. Ryan’s employment agreement.

(6)the Company’s breach of a material term, condition, or covenant of this Agreement and the Company’s failure to cure such breach within the time period specified below.

Notwithstanding anything herein to the contrary, it shall not be Good Reason, and the Executive cannot terminate employment for Good Reason, unless (a) the Executive has provided written notice to the Company of the Executive’s intent to leave employment for Good Reason within sixty (60) days of the initial existence of the condition described in (1) to (6), above, and has described in such notice the circumstances giving rise to Good Reason, (b) the Company has failed to, within thirty (30) days from the date on which such notice is received by the Company, remedy such condition, and (c) the Executive terminates employment for Good Reason within thirty (30) days after the expiration of the Company’s cure period.

“Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon; (2) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (3) if the Termination Date is to be other than the date of receipt of such notice or the date otherwise specified in this Agreement, specifies the termination date.

“Parachute Payment” has the meaning given to such term in Internal Revenue Code Section 280G(b)(2)(a)(i).

“Target Bonus” means the Executive’s target annual cash bonus under the Annual Incentive Compensation Plan, as amended, or any successor or replacement plan, for the calendar year of the Termination Date.

“Termination Date” means

(1) if the Executive’s employment is terminated because of the Executive’s death, the date of the Executive’s death;

(2)if the Executive’s employment is terminated because of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(3)if the Executive’s employment is terminated by the Company for Cause or without Cause, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given and in the event of a termination of employment without Cause, shall be in no event be earlier than ninety (90) days after the date such notice is given, or

(4)if the Executive’s employment is terminated by the Executive for Good Reason or without Good Reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given and in the event of a termination of employment for Good Reason or without Good Reason, shall be in no event be earlier than thirty (30) days after the date such notice is given.

EXHIBIT A
RELEASE OF ALL CLAIMS

    This Release of all claims (the “Release”) is entered into between Old National Bancorp, Old National Bank and XXXXX (“Executive”) (collectively, the “Parties”), pursuant to the Employment Agreement between the Parties, effective as of [Date] (the “Employment Agreement”). This is the Release referenced in Section 5.5 of the Employment Agreement.

    In exchange for and as a condition of receiving the payments and benefits set forth in Section 5.2 or 5.4 of the Employment Agreement, the Parties agree as follows:

    1.    Definition. Throughout this Release, the term “ONB” used alone, shall include the following: (a) Old National Bancorp, Old National Bank, and any subsidiary, parent company, affiliated entity, related entity, or division thereof; and (b) any current or former officer, director, trustee, agent, employee, member, shareholder, attorney, representative, insurer, reinsurer, or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, insurers, and reinsurers of such program or plan) of an entity referenced in or encompassed by subparagraph 1(a).

2.Severance. In consideration of the promises contained in this Release, the Employment Agreement and the Confidentiality and Restrictive Covenants Agreement, ONB shall pay the amounts set forth in Section 5.2 or 5.4 of the Employment Agreement, as applicable, (the “Severance”) at the time(s) set forth in the Employment Agreement. Executive acknowledges and agrees that the Severance payments and benefits paid or provided by ONB reflect consideration provided to Executive over and above anything of value to which he or she already is entitled, and shall be subject to all appropriate taxes, deductions, and withholdings. In paying or providing the Severance and benefits, ONB makes no representation as to the tax consequences or liability arising from said payments including but not limited to 26 U.S.C. §409(A) or any equivalent statute. Moreover, the Parties understand and agree that, except for employment taxes that are the obligation of ONB, any tax consequences and/or liability arising from any payments to Executive shall be the sole responsibility of Executive. Executive further acknowledges and agrees that they or she will pay any and all income tax or other tax assessment which may be determined to be due in connection with the Severance or benefits paid or provided by ONB. Executive also agrees to indemnify ONB for any and all tax liability (including, but not limited to, fines, penalties, interest, and costs and expenses, including attorneys’ fees) arising from or relating to the payments described herein and/or imposed by the Internal Revenue Service, any state, or any other taxing agency or tribunal as a result of any failure to withhold taxes on the Severance or benefits.

Executive acknowledges and agrees that the Severance is the maximum sum ever to be due to him or her from ONB (other than retirement and equity incentive compensation, the eligibility and payment of which are governed by the applicable plans and/or award agreements), and the Executive hereby relinquishes and waives any rights to other forms of payment, compensation, wages, commissions, profit sharing, severance, reimbursements, PTO / vacation pay, equity awards or benefits under any other agreement between the Executive and ONB, whether written, oral, express or implied.

3.    General Release and Waiver. In recognition of the payments given as consideration for this Release, Executive (for themselves, their agents, assigns, heirs, executors, and administrators) releases and discharges ONB from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date they execute this Release, and waives all claims against ONB, including but not limited to all claims relating to, arising out of, or in any way connected with Executive’s interactions with ONB and/or his or her employment with ONB, the cessation of that employment, or the compensation or benefits payable in connection with that employment or the cessation of that employment, including (without limitation) any claim, demand, action, or cause of action, including claims for attorneys’ fees or costs, based on but not limited to: (a) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; (b) the Americans With Disabilities Act, as amended, 42 U.S.C. § 12101, et seq.; (c) the Equal Pay Act, as amended, 29 U.S.C. § 206, et seq.; (d) the Lilly Ledbetter Fair Pay Act of 2009; (e) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.; (f) the National Labor Relations Act, 29 U.S.C. § 151, et seq.; (g) the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; (h) the Fair Credit Reporting Act, as amended, 15 U.S.C. § 1681 et seq.; (i) the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; (j) the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; (k) the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.; (l) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; (m) the Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. § 2000ff, et seq.; (n) the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), 29 U.S.C. § 1161, et seq.; (o) any agreement, representation, promise, understanding, policy, practice, or potential entitlement (regardless of the source, other than applicable incentive or benefit plans or award agreements); (p) past or future wages, severance, compensation, vacation pay/PTO, benefits, bonuses, commissions, profit sharing, fringe benefits, stock options or awards or other forms of consideration, payment, or remuneration, except for claims to enforce payment of those sums explicitly identified in Section 5.2 or 5.4 of the Employment Agreement, as applicable; (q) the Indiana Civil Rights Law, Ind. Code 22-9-1, et seq.; (r) any wage law including, without limitation, the Indiana Wage Payment and Wage Claims Acts, Ind. Code 22-2-5-2, 22-2-2-4, 22-2-5-9, 22-2-9-1, et seq.; (s) the Illinois Human Rights Act, 775 ILCS 5/1-101 et seq.; (t) the Illinois Genetic Information Privacy Act, 410 ILCS 513/1 et seq.; (u) the Illinois Right to Privacy in the Workplace Act, 820 ILCS 55/1 et seq.; (v) the Illinois Biometric Information Privacy Act, 740 ILCS 12/1 et seq.; (w) the Illinois Workplace Transparency Act, 820 ILCS 96/1 et seq.; (y) the Illinois Family Military Leave Act, 820 ILCS 151/1 et seq., (y) the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS 65 et seq., (z) the Illinois Personnel Records Review Act, 820 ILCS 40/1 et seq.; (aa) the Illinois Victims’ Economic Security and Safety Act, 820 ILCS 180/1 et seq.; (bb) the Illinois Wage Payment and Collection Act, 820 ILCS 115/1, et seq.; (cc) the Illinois Equal Pay Act, 820 ILCS 112/1 et seq. (dd) the Illinois Minimum Wage Law, 820 ILCS 105/1, et seq.; (ee) the One Day of Rest in Seven Act, 820 ILCS 140/1, et seq.; (ff) any other Illinois wage law; and any other statutory, regulatory or common law action relating to the payment of wages, bonuses, commissions or other forms of compensation; (gg) the Wisconsin Fair Employment Act, Wis. Stat. § 111.31, et seq.; (hh) the Wisconsin Wage Payment & Collection Law, Wis. Stat. § 109.01, et seq., and any other Wisconsin wage law; (ii) any other Wisconsin state or local laws, ordinances or regulations that legally may be waived, including but not limited to, the Wisconsin Business Closing and Mass Layoff Law, Wisconsin Cessation of Benefits Law, Wisconsin Family and Medical Leave Law, Wisconsin Personnel Records Statute, and the Wisconsin Employment Peace Act; (jj) the Minnesota Human Rights Act, Minn. Stat. §363A.01, et seq.; (kk) the Dismissal for Age Act, Minn. Stat. §181.81, et seq.; (ll) any Minnesota wage law; (mm) any Minnesota employee leave laws or any other Minnesota state and/or local law, ordinance or regulation that relates to employers, employees, or the workplace, including without limitation any provisions found in or following Minn. Stat. Chapters 177 and 181; and (nn) claims arising under any other federal, state and local fair employment practices law, and any other employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation, and/or claims involving intentional and/or negligent infliction of emotional distress, discrimination, harassment, retaliation and/or wrongful termination. Executive further agrees to release and discharge ONB, and waive all other claims against ONB, including but not limited to claims under the United States, Indiana or other state Constitutions; claims arising from any other type of federal, state or local law, executive order, law, ordinance, code, or common law, claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, breach of implied covenant of good faith and fair dealing, invasion of privacy, or defamation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs.

Executive understands and agrees that he or she is releasing ONB from any and all claims by which they are giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by them or on their behalf. Notwithstanding the foregoing, this Release is not intended to operate as a waiver of any benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan / award agreements. Moreover, nothing in this Paragraph or Release shall be interpreted to waive or extinguish any rights which – by express and unequivocal terms of law – may not under any circumstances be waived or extinguished.

    4.    Covenant Not to Sue. Executive agrees that he or she will never sue or file a lawsuit against ONB including, without limitation, any lawsuit concerning or in any way related to their employment with ONB, the termination of that employment, the compensation or benefits payable in connection with that employment, or any other interaction or relationship with ONB that may have occurred prior to the Effective Date (as hereinafter defined) of this Release, that no such suit is currently pending and that they have not assigned to any third party any claim released in Paragraph 3. Should Executive violate any aspect of this Paragraph, Executive agrees that any suit shall be null and void, and must be summarily dismissed or withdrawn.

This Section and this Release shall not operate to waive or bar any claim which – by express and unequivocal terms of law – may not under any circumstances be waived or barred. In addition, nothing in this Release prohibits Executive from filing a charge with the Equal Employment Opportunity Commission, National Labor Relations Board or a comparable state or local administrative agency related to Executive’s employment or separation of employment. To the extent allowed by applicable law, Executive does forever waive his or her right to recover or receive any monetary damages, attorneys’ fees, back pay, reinstatement or injunctive relief from ONB relating to any matter whatsoever up to the date of this Release. However, nothing in this Release (a) prohibits, limits or restricts, or shall be construed to prohibit, limit or restrict, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations thereunder), without notice to or consent from the Company, or (b) to the extent required by law, prohibits or shall be construed to prohibit Executive from receiving a reward from the Securities and Exchange Commission (“SEC”) or other applicable government agency pursuant to Section 21F of the Exchange Act or other applicable whistleblower or other law or regulation in connection therewith.

Further, this Release shall not operate to waive rights or claims under the ADEA if those rights or claims arise after the date Executive signs this Release, nor preclude Executive from challenging the validity of the Release under the ADEA or otherwise enforcing this Release.

    5.    Severability. The Parties expressly agree that the terms of this Release are reasonable and enforceable. Moreover, the provisions of this Release are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. In the unlikely event that a court of competent jurisdiction determines that any of the terms, provisions, or covenants contained in this Release are unreasonable or unenforceable, the court shall limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant, and proceed to enforce the Release as so limited or modified, to the maximum extent permitted by law.

    6.    Applicable Law, Jurisdiction, Venue and Waiver of Jury Trial. This Release shall be interpreted, enforced, and governed under the laws of Indiana. The Parties agree that any action brought by a party to enforce or interpret this Release shall be brought only in a state court sitting in Vanderburgh County, Indiana or, if a federal court, The United States District Court for the Southern District of Indiana, Evansville Division. In addition, Executive specifically consents to personal jurisdiction in the State of Indiana for purposes of any action to enforce or interpret this Release. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS RELEASE TO THE MAXIMUM EXTENT PERMITTED BY LAW.

    7.    Conditions. Should Executive ever breach any provision or obligation under this Release, the Parties agree that the range of remedies includes the following:

(a)    Executive shall pay all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys’ fees) incurred by ONB following and/or as a result of Executive’s breach if such breach is not cured or corrected within fourteen (14) days of ONB mailing written notice of the breach to Executive’s last known address.

(b)    Executive shall forego and no longer be entitled to any sum or benefit remaining to be paid or conferred pursuant to the Employment Agreement.

    Nothing in this Section is intended to limit or restrict any other rights or remedies ONB may have by virtue of this Release or otherwise.

    8.    Application. This Release shall apply to Executive, as well as to Executive’s heirs, executors, administrators, assigns, and successors. This Release also shall apply to, and inure to the benefit of, ONB, the predecessors, successors, and assigns of ONB, and each past, present, or future employee, agent, representative, officer, or director of ONB.

9.      Disclaimer of Liability. This Release shall not be construed as an admission of liability or wrong-doing by ONB. Executive states under penalty of perjury that – at the time they execute this Release – they not aware of any facts or incidents of wrongdoing, fraud, liability, or discrimination by ONB from the time they began their relationship with ONB through the date they execute this Release.

10.    Effective Date. In the event Executive is under the age of 40 at the time they execute this Release, the “Effective Date” of the Release will be the first day after the Executive has executed the Release and the Severance shall be due and payable after the Effective Date in accordance with the terms of Section 5.2 or Section 5.4 (as applicable) and Section 5.5 of the Employment Agreement. In the event the Executive is forty (40) years of age or older, the Executive acknowledges that the Executive has been given a period of twenty-one (21) days to review and consider a draft of this Release in substantially the form of the copy now being executed and has carefully considered the terms of this Release. The Executive understands that the Executive may use as much or all of the twenty-one (21) day period as the Executive wishes prior to signing, and the Executive has done so.

In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven (7) days after acceptance. In the event the Executive was working in Minnesota, the Executive has been advised and understands that the Executive may revoke this Release within fifteen (15) days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED OR SENT VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO:

Old National Bancorp
Attn: Chief Legal Officer
One Main Street
Evansville, IN 47708

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH (7TH) (OR FIFTEENTH (15th) IF IN MINNESOTA) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

Thus, in the event the Executive is forty years of age or older, this Release shall not become effective, and none of the benefits set forth in this Release will become due or payable, until after the Effective Date of this Release (the “Effective Date” being the first day after Executive has executed the Release within the allotted 21-day period and the 7-day revocation period has expired without revocation being exercised). In the event the Executive was working in Minnesota, this Release shall not become effective, therefore, and none of the benefits set forth in this Release will become due or payable, until after the Effective Date of this Release (the “Effective Date” being the first day after Executive has executed the Release (within the allotted 21-day period if the Executive is forty years of age or older) and the 15-day revocation period has expired without revocation being exercised). In any case, the Severance shall be due and payable after the Effective Date in accordance with the terms of Section 5.2 or Section 5.4 (as applicable) and Section 5.5 of the Employment Agreement.

11.    Future Assistance. Executive agrees that he or she will cooperate and make themselves reasonably available to ONB personnel in the event Executive’s assistance is needed to locate, understand, or clarify work previously performed by Executive or to assist with other work-related issues relating to Executive’s employment. Executive also agrees that he or she will cooperate, assist, and make themselves reasonably available to ONB personnel or ONB agents on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to ONB or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued ONB or that does business with ONB or is associated with ONB in any way. Finally, Executive agrees that they will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by ONB personnel. ONB will strive to keep the need for future assistance to a minimum, and will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of Executive’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

    13.    Section 409A. The terms and conditions of Section 6 of the Employment Agreement are incorporated herein and shall remain in full force and effect for all purposes.

    14.    Complete Agreement. This Release and the Employment Agreement set forth the complete agreement between the Parties relating to any and all payments or obligations owed or potentially owed to Executive by ONB and to the other subjects identified herein and therein. Executive acknowledges and agrees that, in executing this Release, they do not rely and have not relied upon any representations or statements not set forth herein made by ONB with regard to the subject matter, basis, or effect of this Release, the benefits to which Executive is or may be entitled, or any other matter. Notwithstanding the foregoing, nothing in this Release is intended to or shall limit, supersede, nullify, or affect any other duty or responsibility Executive may have or owe to ONB by virtue of any separate agreement or obligation, including but not limited to their obligations pursuant to the Confidentiality and Restrictive Covenants Agreement. In addition, this Release shall have no effect on (a) the provisions of the Employment Agreement, including but not limited to Sections 4.8, 5.5 - 5.7 and 6-9, which shall survive termination of employment, or (b) any award agreement, employee benefit plan or insurance policy applicable to the Executive.

Knowledge and Understanding

Executive acknowledges under penalties of perjury that: (a) Executive has been and is hereby advised to consult with an attorney prior to executing this Release and has been given a reasonable amount of time within which to consult with an attorney; (b) Executive has been given a reasonable amount of time within which to consider this Release, which allows them to make a knowing, voluntary, and fully informed choice about whether to sign this Release; (c) Executive has availed themselves of all opportunities they deem necessary to make a knowing, voluntary, and fully informed decision; (d) Executive has signed this Release free of duress or coercion; and (e) Executive is fully aware of their rights, and has carefully read and fully understands all provisions of this Release before signing.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST ONB AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

AGREED TO BY:

[EXECUTIVE]	OLD NATIONAL BANCORP

Signature	Signature

Printed Name	Printed Name

Dated:	Dated:

OLD NATIONAL BANK

Signature

Printed Name

Dated: